Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR 2012 AND FOURTH QUARTER AND CHARGES

Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a net loss from continuing operations of $(23.5) million or $(2.09) per share on a basic and diluted basis for the year ended October 31, 2012 compared to a net loss from continuing operations of $(4.2) million or $(0.41) per share on a basic and diluted basis for the year ended October 31, 2011. The Company reported a net loss from continuing operations of $(1.4) million for the quarter ended October 31, 2012 compared to a net loss from continuing operations of  $(5.5) million for the quarter ended October 31, 2011. The Company reported net income from discontinued operations for the year ended October 31, 2012 of $0.6 million compared to net income from discontinued operations for the year ended October 31, 2011 of $0.3 million or $0.06 and $0.03 on a basic and diluted per share basis.

The results for 2012 over 2011 reflected a substantial decrease in earnings, primarily as a result of pre-tax non-cash impairment related charges associated with goodwill of $(9.5) million and trade name and masthead in the amount of $(1.6) million and an increase in the deferred tax asset valuation allowance of approximately $(15.6) million primarily related to taxes associated with continuing operations. The impairments are associated with the acquisition of The Herald-Dispatch daily newspaper in 2007. The Company recorded pre-tax asset impairment charges associated with assets held for sale of $(0.3) million for continuing operations and $(0.3) million for discontinued operations in 2012 and a pre-tax gain on the sale of a division in 2012 of $1.6 million as a component of discontinued operations. The 2012 results were also unfavorably impacted by various costs associated with legal fees and costs and professional fees, resulting in part from provisions related to the various forbearance and credit agreements with the Company’s secured lenders. In 2011, the Company incurred impairment charges for goodwill and other intangible assets of $(8.7) million  ($(5.4) million, net of deferred tax benefit) associated with The Herald-Dispatch acquisition. In 2011 the Company incurred restructuring related charges of $(0.6) million or $(0.3) million net of tax and other asset impairment charges of $(0.1) million or $(0.1) million net of tax. These charges were partially offset by a gain on early extinguishment of debt to a related party of $1.3 million, or $0.8 million net of tax, or $0.08 per share on a basic and diluted basis in 2011.

               Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our results continue to be impacted by various cash and non-cash events in both 2012 and 2011. If we examine our gross profit, which is a key starting point for profitability, our gross profit dollars were $30.9 million in 2012 and $31.2 million in 2011, which is essentially flat. In other words, in spite of the numerous hurdles, challenges and actions we have taken in 2012, in the final analysis we were able to essentially hold our core business stable. In 2013 we are continuing to review operations and will adjust where necessary. In addition, we intend to work with our secured creditors and advisors to address our debt maturities and liquidity to the best of our ability.”

The above-mentioned net (loss) figures resulted in basic and diluted loss per share from continuing operations of $(0.13) for the quarter ended October 31, 2012 compared with a loss of $(0.48) on a basic and diluted earnings per share basis for the comparable quarter of 2011. The Company recorded a net loss from continuing operations per share of $(2.09) for the year ended October 31, 2012 compared with a net loss per share on a basic and diluted basis of $(0.41) for the year ended October 31, 2011. The Company’s results in 2012 and in 2011 are reflective of a continuation of the most difficult operating environment the Company has ever faced, primarily within the printing segment and secondarily in the newspaper segment. Even in this extremely difficult operating environment, the Company was able to essentially hold sales and gross profit stable.

The Company experienced a decrease in sales for the year of $ 0.1 million, or 0.1%, from $104.5 million in 2011 to $104.4 million in 2012. The printing segment of the business reflected a sales increase of $70,000, or 0.1%, with the office products and office furniture segment showing an overall sales increase of $ 0.4 million, or 1.2%.  The newspaper segment reported sales of $14.0 million in 2012 compared to $14.6 million in 2011, a decrease of $0.6 million or 4.1%. The sales compression experienced by the Company in recent years was partially attributable to the residual effect of the overall global economic crisis and the related impact on the core business segments in which the Company operates, and is reflective of a continued difficult operating environment as well as macro industry dynamics within the newspaper segment.

At October 31, 2012 the Company had approximately $39.8 million of interest bearing debt, of which $36.6 million is syndicated (both totals net of unamortized debt discount of $1.3 million). Actual contractual syndicated debt is $37.8 million. The contractual syndicated debt has been reduced by approximately $47.7 million since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 55% in a period slightly over five years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, assets sales, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios among other conditions. The Company was in compliance with these covenants at October 31, 2012, however, due to the short term nature of the credit expiration and the multitude of covenants we are required to comply with there is a reasonable possibility of default at or before March 31, 2013 and our ability to operate as a going concern is dependent on our ability to address our current credit situation.

Mr. Reynolds concluded, “We will continue to focus on our core businesses and identify opportunities to improve our performance and efficiencies. We must focus on improving our core business which should be a key component of a fundamental solution to our pending credit maturities.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 28,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2012	2011	2012	2011
Printing	$13,009,000	$14,812,000	$55,447,000	$55,377,000
Office products & office furniture	7,844,000	9,354,000	34,975,000	34,546,000
Newspaper	3,401,000	3,742,000	13,992,000	14,589,000
Total revenues	$24,254,000	$27,908,000	$104,414,000	$104,512,000

Net (loss) from continuing operations
	$(1,428,000)	$(5,453,000)	$(23,548,000)	$(4,226,000)
Per share data:
Net (loss) from continuing operations
Basic	$(0.13)	$(0.48)	$(2.09)	$(0.41)
Diluted	$(0.13)	$(0.48)	$(2.09)	$(0.41)

Weighted average shares outstanding:
Basic	11,300,000	11,300,000	11,300,000	10,362,000
Diluted	11,300,000	11,300,000	11,300,000	10,362,000

	As of October 31, (in millions)
	2012	2011
Current assets	$23.1	$29.1
Total assets	$48.0	$82.0
Current liabilities	$46.7	$60.7
Total liabilities	$49.3	$61.1
Shareholders’ (deficit) equity	$(1.4)	$20.9

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492